Exhibit 3.1

ARENA PHARMACEUTICALS, INC.

CERTIFICATE OF DESIGNATIONS
OF
SERIES B-1 CONVERTIBLE
PREFERRED STOCK
AND
SERIES B-2 CONVERTIBLE
PREFERRED STOCK

(Pursuant to Section 151 of the Delaware General
Corporation Law)

Arena Pharmaceuticals, Inc., a Delaware corporation (the “Corporation”), in accordance with the provisions of Section 103 of the Delaware General Corporation Law (the “DGCL”) does hereby certify that, in accordance with Section 141(c) of the DGCL, the following resolution was duly adopted by the Board of Directors of the Corporation as of December 21, 2003:

RESOLVED, that the Board of Directors of the Corporation pursuant to authority expressly vesting in it by the provisions of the Certificate of Incorporation of the Corporation, hereby authorizes the issuance of two series of Preferred Stock designated as the Series B-1 Convertible Preferred Stock, par value $0.0001 per share, and Series B-2 Convertible Preferred Stock, par value $0.0001 per share, of the Corporation and hereby fixes the designation, number of shares, powers, preferences, rights, qualifications, limitations and restrictions thereof (in addition to any provisions set forth in the Certificate of Incorporation of the Corporation which are applicable to the Preferred Stock of all classes and series) as follows:

SERIES B-1 CONVERTIBLE PREFERRED STOCK
AND
SERIES B-2 CONVERTIBLE PREFERRED STOCK

1.             Designation, Amount and Par Value.  The following two (2) series of preferred stock shall be designated as (i) the Corporation’s Series B-1 Convertible Preferred Stock (the “Series B-1 Preferred Stock”), and the number of shares so designated shall be 3,500 and (ii) the Corporation’s Series B-2 Convertible Preferred Stock (the “Series B-2 Preferred Stock”), and the number of shares so designated shall be 1,150.  The Series B-1 Preferred Stock and Series B-2 Preferred Stock are sometimes collectively referred to as the “Series B Preferred Stock.”  Each share of Series B Preferred Stock shall have a par value of $0.0001 per share.  The “Stated Value” for each share of Series B Preferred Stock equals the sum of (i) $10,000 plus (ii)

any amount added to the Stated Value pursuant to Section 3(b) hereof or Section 2(c) of the Registration Rights Agreement.

2.             Definitions.  In addition to the terms defined elsewhere in this Certificate of Designations, a) the terms set forth in Exhibit A hereto have the meanings indicated therein, and (b) the following terms have the meanings indicated:

“Conversion Price” means the Fixed Conversion Price as of the applicable Original Issue Date, as adjusted pursuant to this Certificate of Designations.

“Equity Conditions” means, with respect to a specified issuance of Common Stock, that each of the following conditions is satisfied: (i) the number of authorized but unissued and otherwise unreserved shares of Common Stock is sufficient for such issuance; (ii) such shares of Common Stock are registered for resale by the Holders and may be sold by the Holders pursuant to an effective Underlying Shares Registration Statement or all such shares may be sold without volume restrictions pursuant to Rule 144(k) under the Securities Act; (iii) the Common Stock is listed or quoted (and is not suspended from trading) on an Eligible Market and such shares of Common Stock are approved for listing upon issuance; (iv) such issuance would be permitted in full without violating Section 18 hereof or the rules or regulations of any Trading Market; (v) no Bankruptcy Event has occurred; (vi) such issuance of Common Stock is not at an effective price less than the Closing Price on the Trading Day immediately preceding the Closing Date, unless the Corporation has obtained shareholder approval in accordance with the rules and regulations of its Trading Market; (vii) the Corporation is not in default with respect to any material obligation hereunder or under any other Transaction Document; and (viii) none of the following events have occurred and are continuing (A) an event constituting a Triggering Event or (B) an event that with the passage of time and without being cured would constitute a Triggering Event other than a pending, proposed or intended Change of Control.

“Fixed Conversion Price” means, (x) in the case of the Series B-1 Preferred Stock, $7.50 per share (as adjusted for stock dividends, stock splits, stock combinations or other similar events) and (y) in the case of the Series B-2 Preferred Stock, 110% of the arithmetic average of the Volume Weighted Average Prices of Common Stock for the 15 consecutive Trading Days immediately prior to the exercise date of the relevant Additional Units (not including such exercise date), but in no event shall the Fixed Conversion Price with respect to the Series B-2 Preferred Stock be greater than $10 per share or lower than $7 per share (in each case, as adjusted for stock dividends, stock splits, stock combinations or other similar events).

“Holder” means any holder of Series B Preferred Stock.

“Junior Securities” means the Common Stock and all other equity or equity equivalent securities of the Corporation, including, without limitation, the Corporation’s Series A Junior Participating Preferred Stock, par value $.0001 per share.

“Original Issue Date” means the date of the first issuance of any shares of the Series B-1 Preferred Stock or Series B-2 Preferred Stock, as applicable, regardless of the number of transfers of any particular shares of such Series B Preferred Stock and regardless of the number of certificates that may be issued to evidence such Series B Preferred Stock.

“Purchase Agreement” means the Securities Purchase Agreement, dated as of December 24, 2003, among the Corporation and the original purchasers of the Series B-1 Preferred Stock.

“Redemption I Market Price” with respect to each series of Series B Preferred Stock, shall mean the lesser of (i) the applicable Conversion Price and (ii) 95% of the arithmetic average of the Volume Weighted Average Prices of Common Stock for the ten (10) consecutive Trading Days immediately prior to the date of delivery of the applicable Holder Redemption Notice (not including such date), as appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during such 10 Trading Day period.

“Redemption II Market Price” with respect to each series of Series B Preferred Stock, shall mean the lesser of (i) the applicable Conversion Price and (ii) 95% of the arithmetic average of the Volume Weighted Average Prices of Common Stock for the fifteen (15) consecutive Trading Days immediately prior to the applicable Corporation Redemption Date, Mandatory Redemption Date, Event Payment Date, or Change of Control Payment Date, as the case may be (not including such date), as appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during such 15 Trading Day period.

3.             Dividends.

(a)           Each Holder shall be entitled to receive, out of funds legally available therefor, and the Corporation shall pay, cumulative dividends on the Series B Preferred Stock at the rate per share (as a percentage of the Stated Value per share) of 4% per annum, payable quarterly in arrears commencing on March 31, 2004 and thereafter on each June 30, September 30 and December 31 and on the Mandatory Redemption Date, except if such date is not a Trading Day, in which case such dividend shall be payable on the next succeeding Trading Day (each, a “Dividend Payment Date”).  Dividends on the Series B Preferred Stock shall be calculated on the basis of a 365-day year, shall accrue daily commencing on the Original Issue Date for the applicable series of Series B Preferred Stock, and shall be deemed to accrue from such date whether or not earned or declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends.

(b)           Subject to the conditions and limitations set forth below, the Corporation may pay required dividends (i) in Common Stock or (ii) by adding the cash amount to the Stated Value.  The Corporation must deliver written notice (the “Dividend Notice”) to the Holders indicating the manner in which it intends to pay dividends at least 20 Trading Days prior to each Dividend Payment Date, but the Corporation may indicate in any such notice that the election contained therein shall continue for subsequent Dividend Payment Dates until revised.  Failure to timely provide such written notice shall be deemed an election by the Corporation to pay the dividend by adding the cash amount to the Stated Value.  All dividends payable in respect of the Series B Preferred Stock on any Dividend Payment Date must be paid in the same manner.

(c)           Notwithstanding the foregoing, the Corporation may not pay dividends by issuing Common Stock unless, at such time, the Equity Conditions are satisfied (or waived in writing by the applicable Holder) with respect to such Common Stock dividend shares and all of the Underlying Shares then issuable upon conversion in full of all the outstanding Series B Preferred Stock and Warrants (without regard to any limitation on conversion or exercise, as applicable, or issuance of shares of Common Stock).

(d)           In the event that the Corporation elects to pay dividends in shares of Common Stock, the number of shares of Common Stock to be issued to each Holder as such dividend shall be (i) determined by dividing the total dividend then payable to such Holder by the Dividend Conversion Price (as defined below) as of the applicable Dividend Payment Date, and rounding up to the nearest whole share, and (ii) paid to such Holder in accordance with Section 3(e) below.  The term “Dividend Conversion Price” with respect to each series of Series B Preferred Stock, shall mean the lesser of (i) the applicable Conversion Price and (ii) 95% of the arithmetic average of the Volume Weighted Average Prices of Common Stock for the fifteen (15) consecutive Trading Days immediately prior to the applicable Dividend Payment Date (not including such date), as appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during such fifteen (15) Trading Day period.

(e)           In the event that any dividends are paid in Common Stock the Corporation shall, on or before the third Trading Day following the applicable Dividend Payment Date, (i) issue and deliver to such Holder a certificate, registered in the name of the Holder or its designee, for the number of shares of Common Stock to which the Holder shall be entitled, or (ii) at all times after the Holder has notified the Corporation that this clause (ii) shall apply, credit the number of shares of Common Stock to which the Holder shall be entitled to the Holder’s or its designee’s balance account with The Depository Trust Corporation (“DTC”) through its Deposit Withdrawal Agent Commission System.

4.             Registration of Series B Preferred Stock.  The Corporation shall register shares of the Series B Preferred Stock, upon records to be maintained by the Corporation for that purpose (the “Series B Preferred Stock Register”), in the name of the record Holders thereof from time to time.  The Corporation may deem and treat the registered Holder of shares of Series B Preferred Stock as the absolute owner thereof for the purpose of any conversion hereof or any distribution to such Holder, and for all other purposes, absent actual notice to the contrary.

5.             Registration of Transfers.  The Corporation shall register the transfer of any shares of Series B Preferred Stock in the Series B Preferred Stock Register, upon surrender of certificates evidencing such Shares to the Corporation at its address specified herein.  Upon any such registration or transfer, a new certificate evidencing the shares of Series B Preferred Stock so transferred shall be issued to the transferee and a new certificate evidencing the remaining portion of the shares not so transferred, if any, shall be issued to the transferring Holder.

6.             Liquidation.

(a)           In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary (a “Liquidation Event”), the Holders of Series B Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of Junior Securities by reason of their ownership thereof, an amount per share in cash equal to 115% of the Stated Value for each share of Series B Preferred Stock then held by them (as adjusted for any stock split, stock dividend, stock combination or other similar transactions with respect to the Series B Preferred Stock), plus all accrued but unpaid dividends on such Series B Preferred Stock as of the date of such event (the “Series B Stock Liquidation Preference”).  If, upon the occurrence of a Liquidation Event, the assets and funds thus distributed among the holders of the Series B Preferred Stock shall be insufficient to permit the payment to such Holders of the full Series B Stock Liquidation Preference, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the Holders of the Series B Preferred Stock in proportion to the aggregate Series B Stock Liquidation Preference that would otherwise be payable to each of such Holders.

(b)           In the event of a Liquidation Event, following completion of the distributions required by the first sentence of paragraph (a) of this Section 6, if assets or surplus funds remain in the Corporation, the holders of the Common Stock shall share ratably in all remaining assets of the Corporation, based on the number of shares of Common Stock then outstanding.

(c)           The Corporation shall provide written notice of any Liquidation Event or Change of Control to each record Holder not less than 45 days prior to the payment date or effective date thereof, provided that such information shall be made known to the public prior to or in connection with such notice being provided to the Holders, and provided further that with respect to an involuntary Liquidation Event or Change of Control, if the Corporation is not aware of, and has no reasonable basis to be aware of, any such event within such 45 day period, it shall give such notice as soon as reasonably practicable.  At the request of any Holder, which must be delivered prior to the effective date of a Change of Control (or, if later, within five (5) Trading Days after such Holder receives notice of such Change of Control from the Corporation), such Change of Control will be treated as a Liquidation Event with respect to such Holder for the purposes of this Section 6.

7.             Conversion

(a)           Conversion at Option of Holder.  At the option of any Holder, any Series B Preferred Stock held by such Holder may be converted into Common Stock based on the applicable Conversion Price then in effect for such series of Series B Preferred Stock.  A Holder may convert Series B Preferred Stock into Common Stock pursuant to this paragraph at any time and from time to time after the applicable Original Issue Date, by delivering to the Corporation a conversion notice (the “Conversion Notice”), in the form attached hereto, appropriately completed and duly signed, and the date any such Conversion Notice is delivered to the Corporation (as determined in accordance with the notice provisions hereof) is a “Conversion Date.”

(b)           Conversion at Option of Corporation.  If, at any time following the two year anniversary of the applicable Original Issue Date of such series of Series B Preferred Stock, the Closing Price for each of any thirty (30) consecutive Trading Days exceeds $25.00 per share (as adjusted for any stock dividend, stock split, stock combination or other similar transaction) (the “Threshold Price”), the Corporation may require the Holders to convert all shares of the applicable Series B Preferred Stock into Common Stock based on the Conversion Price.  The Corporation may require a conversion pursuant to this paragraph by delivering an irrevocable written notice of such election to the Holders within one Trading Day following the occurrence of such event, and the tenth (10th) Trading Day after the delivery of such notice will be the “Conversion Date” for such required conversion.  Notwithstanding the foregoing, the Corporation may not require any conversion under this paragraph (and any notice thereof will be void), unless from the beginning of such period of 30 consecutive Trading Days through the Conversion Date, the Equity Conditions are satisfied (or waived in writing by the applicable Holder) on each Trading Day with respect to all of the Underlying Shares then issuable upon conversion in full of all outstanding Series B Preferred Stock and Warrants (without regard to any limitation on conversion or exercise, as applicable, or issuance of shares of Common Stock).

8.             Mechanics of Conversion.

(a)           The number of Underlying Shares issuable upon any conversion of shares of either series of Series B Preferred Stock hereunder shall equal (i) the Stated Value of such share of Series B Preferred Stock to be converted, divided by the applicable Conversion Price on the Conversion Date, plus (ii) the amount of any accrued but unpaid dividends on such share of Series B Preferred Stock through the Conversion Date, divided by the applicable Conversion Price on the Conversion Date.

(b)           Upon conversion of any share of Series B Preferred Stock, the Corporation shall promptly (but in no event later than three Trading Days after the Conversion Date) issue or cause to be issued and cause to be delivered to or upon the written order of the Holder and in such name or names as the Holder may designate a certificate for the Underlying Shares issuable upon such conversion, free of restrictive legends unless a registration statement covering the resale of the Underlying Shares and naming the Holder as a selling stockholder thereunder is not then effective and such Underlying Shares are not then freely transferable without volume restrictions pursuant to Rule 144 under the Securities Act.  The Holder, or any Person so designated by the Holder to receive Underlying Shares, shall be deemed to have become holder of record of such Underlying Shares as of the Conversion Date.  The Corporation shall, upon request of the Holder, use its commercially reasonable efforts to deliver Underlying Shares hereunder electronically through the DTC or another established clearing corporation performing similar functions, and shall issue such Underlying Shares in the same manner as dividend payment shares are issued pursuant to Section 3(e) above.

(c)           A Holder shall not be required to deliver the original certificate(s) evidencing the Series B Preferred Stock being converted in order to effect a conversion of such Series B Preferred Stock.  Execution and delivery of the Conversion Notice shall have the same effect as cancellation of the original certificate(s) and issuance of a new certificate evidencing the remaining shares of Series B Preferred Stock.  Upon surrender of a certificate following one or more partial conversions, the Corporation shall promptly deliver to the Holder a new certificate representing the remaining shares of Series B Preferred Stock.

(d)           The Corporation’s obligations to issue and deliver Underlying Shares upon conversion of Series B Preferred Stock in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by any Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by any Holder or any other Person of any obligation to the Corporation or any violation or alleged violation of law by any Holder or any other Person, and irrespective of any other circumstance which might otherwise limit such obligation of the Corporation to any Holder in connection with the issuance of such Underlying Shares.

9.             Redemption Rights.

(a)           Holders Redemption Rights.

(i)            With respect to each series of Series B Preferred Stock, if, (x) following the 21st month anniversary of the applicable Original Issue Date, the arithmetic average of the Closing Prices for any 30 consecutive Trading Days is below the applicable Conversion Price of such series of Series B Preferred Stock, or (y) at any time while any such shares of Series B Preferred Stock are outstanding, the Corporation or any Subsidiary issues Common Stock or Common Stock Equivalents at an effective net price to the Corporation per share of Common Stock less than (I) $6.72 (as adjusted for stock dividends, stock splits, stock combinations or other similar events), in the case of the Series B-1 Preferred Stock, and (II) the arithmetic average of the Volume Weighted Average Prices of Common Stock for the 15 consecutive Trading Days immediately prior to the relevant exercise date of the Additional Units (not including such exercise date), but in no event greater than $10 per share (as adjusted for stock dividends, stock splits, stock combinations or other similar events), in the case of the Series B-2 Preferred Stock, then in each case the Holder of such Series B Preferred Stock, upon 12 Trading Days advance notice (each, a “Holder Redemption Notice”) to the Corporation, shall have the right to require the Corporation to redeem that number of shares of Series B Preferred Stock held by such Holder as is set forth in the applicable Holder Redemption Notice at a redemption price per share (the “Holder Redemption Price”) equal to the Stated Value of such shares of Series B Preferred Stock to be redeemed plus all accrued but unpaid dividends thereon to the date of payment.  Each Holder Redemption Notice will specify the effective date of the redemption, which must be a Trading Day at least 12 Trading Days after the date such Holder Redemption Notice is delivered (the “Holder Redemption Date”).  Notwithstanding anything to the contrary, (i) with respect to clause (x) in this Section 9(a)(i), a Holder may not deliver a Holder Redemption Notice prior to the 24th month anniversary of the Closing Date, and (ii) with respect to clause (y) in this Section 9(a)(i), such clause (y) shall not apply to the issuances covered in the definition of Excluded Stock, other than clause (D) of such definition of Excluded Stock.

(ii)           Within five (5) Trading Days of receipt of a Holder Redemption Notice, the Corporation will deliver written notice to each Holder of the applicable series of Series B Preferred Stock (each, a “Corporation Notice”), confirming the Holder Redemption Date and the applicable Holder Redemption Price.  The Corporation must indicate in the Corporation Notice the manner in which it intends to pay the Holder Redemption Price, which may be in cash or in shares of Common Stock or a combination thereof, provided that the Corporation shall have specified in writing the amount of each and the order of application for payment.  If the Corporation fails to provide the Corporation Notice (or the manner in which payment shall be made) prior to the fifth Trading Day following receipt of the Holder Redemption Notice, the Holder Redemption Notice shall be deemed to have been confirmed, including the applicable Holder Redemption Price and the Holder Redemption Date and the Corporation shall be deemed to have made an election to make the payment in cash.

(iii)          Each Holder of such series of Series B Preferred Stock shall have the right to elect to have all or any number of shares of the applicable series of Series B Preferred Stock held by such Holder redeemed on the Holder Redemption Date at the applicable Holder Redemption Price by notifying the Corporation within five (5) Trading Days of receipt of the Corporation Notice of its election to do so, and specifying the number of shares as to which such election is made.

(iv)          Upon receipt of payment of the Holder Redemption Price, each Holder will deliver the original certificate(s) evidencing the Series B Preferred Stock so redeemed to the Corporation, unless such Holder is awaiting receipt of a new certificate evidencing such shares from the Corporation pursuant to another provision hereof.  At any time on or prior to the Holder Redemption Date, the Holders may convert any or all of the shares of Series B Preferred Stock, and the Corporation shall honor any such conversions in accordance with the terms hereof.

(v)           In the event that the Corporation elects to pay all or any portion the Holder Redemption Price in shares of Common Stock, the number of shares of Common Stock to be issued to each Holder as payment of such Holder Redemption Price shall be determined by dividing (x) the aggregate Holder Redemption Price then payable to such Holder for all the shares of Series B Preferred Stock being redeemed by the issuance of Common Stock by (y) the Redemption I Market Price, and rounding up to the nearest whole share.  Such shares shall be issued to such Holder in the same manner as dividend payment shares are issued pursuant to Section 3(e) above.

(vi)          Notwithstanding the foregoing, the Corporation may not pay the Holder Redemption Price by issuing Common Stock unless, from the date of the Holder Redemption Notice through and including the Holder Redemption Date, the Equity Conditions are satisfied (or waived in writing by the applicable Holder) with respect to such shares of Common Stock and all of the Underlying

Shares then issuable upon conversion or exercise in full of all the outstanding Series B Preferred Stock and Warrants (without regard to any limitation on conversion or exercise, as applicable, or issuance of shares of Common Stock).

(b)           Corporation Redemption Right.

(i)            From the applicable Original Issue Date through and including the two year anniversary of such Original Issue Date, upon a Change of Control of the Corporation, the Corporation shall have the right to repurchase (a “Corporation Redemption I”) all of the then outstanding shares of such series of Series B Preferred Stock at a price equal to the greater of (A) 125% of the Stated Value of such shares of Series B Preferred Stock, plus all accrued but unpaid dividends thereon to the date of payment and (B) the product of (x) 125% of the Event Equity Value and (y) the Underlying Shares issuable upon conversion of such Series B Preferred Stock (including such accrued but unpaid dividends thereon) (without regard to any limitation on conversion or issuance of such shares) (the “Corporation Redemption I Price”).  Following the two year anniversary of such Original Issue Date, upon a Change of Control of the Corporation, the Corporation shall have the right to repurchase (a “Corporation Redemption II”, and together with the Corporation Redemption I, each a “Corporation Redemption”) all of the then outstanding shares of such series of Series B Preferred Stock at a price equal to the greater of (A) 115% of the Stated Value of such shares of Series B Preferred Stock, plus all accrued but unpaid dividends thereon to the date of payment and (B) the product of (x) 115% of the Event Equity Value and (y) the Underlying Shares then remaining issuable upon conversion of such Series B Preferred Stock (including such accrued but unpaid dividends thereon) (without regard to any limitation on conversion or issuance of such shares) (the “Corporation Redemption II Price” and together with the Corporation Redemption I Price, each a “Corporation Redemption Price”).  The Corporation must deliver a notice of the applicable Corporation Redemption to the Holders at least twenty (20) Trading Days prior the date of such Corporation Redemption (each, a “Corporation Redemption Date”), which notice shall state the date of the applicable Corporation Redemption Date, the applicable Corporation Redemption Price and the manner in which it intends to pay such Corporation Redemption Price, which may be in cash or in shares of Common Stock or a combination thereof, provided that the Corporation shall have specified in writing in such notice the amount of each and the order of application for payment.  Failure to timely provide such election to pay in shares of Common Stock shall be deemed an election by the Corporation to pay the Corporation  Redemption Price in cash.

(ii)           Upon receipt of payment of the applicable Corporation Redemption Price by the Holders of Series B Preferred Stock, each Holder will deliver the certificate(s) evidencing the Series B Preferred Stock redeemed by the Corporation, unless such Holder is awaiting receipt of a new certificate evidencing such shares from the Corporation pursuant to another provision hereof.  At any time on or prior to the applicable Corporation Redemption Date, the Holders may convert any or all of the shares of Series B Preferred Stock, and the Corporation shall honor any such conversions in accordance with the terms hereof.

(iii)          Notwithstanding the foregoing, the Corporation may not pay the applicable Corporation Redemption Price by issuing Common Stock unless, from the date of notice from the Corporation to each Holder of such Corporation Redemption through and including the related Corporation Redemption Date, the Equity Conditions are satisfied (or waived in writing by the applicable Holder) with respect to such shares of Common Stock and all of the Underlying Shares then issuable upon conversion or exercise in full of all the outstanding Series B Preferred Stock and Warrants (without regard to any limitation on conversion or exercise, as applicable, or issuance of shares of Common Stock).

(iv)          In the event that the Corporation elects to pay all or any portion of the applicable Corporation Redemption Price in shares of Common Stock, the number of shares of Common Stock to be issued to each Holder on related Corporation Redemption Date shall be (i) determined by dividing the total Corporation Redemption Price then payable to such Holder by the issuance of Common Stock by (x) with respect to a Corporation Redemption with respect to which the Corporation Redemption Price is based on Stated Value, the Redemption II Market Price and (y) with respect to a Corporation Redemption with respect to which the Corporation Redemption Price is based on Event Equity Value, the arithmetic average of the Volume Weighted Average Prices of Common Stock for the fifteen (15) consecutive Trading Days immediately prior to the applicable Corporation Redemption Date (not including such date), as appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during such 15 Trading Day period, and in each case, rounding up to the nearest whole share, and (ii) paid to such Holder in accordance with Section 3(e) above.

(c)           Mandatory Redemption.

(i)            On the five year anniversary of the applicable Original Issue Date (the “Mandatory Redemption Date”), the Corporation shall redeem all of the then outstanding shares of the particular series of Series B Preferred Stock at a price equal to 100% of the Stated Value of such shares of Series B Preferred Stock, plus all accrued but unpaid dividends thereon to the date of payment (the “Mandatory Redemption Price”).

(ii)           The Corporation must deliver written notice (the “Mandatory Redemption Notice”) to the Holders indicating the manner in which it intends to pay the Mandatory Redemption Price at least 20 Trading Days prior to the Mandatory Redemption Date, which may be in cash or in shares of Common Stock or a combination thereof, provided that the Corporation shall have specified in writing in such notice the amount of each and the order of application for payment. Failure to timely provide such written notice shall be deemed an election by the Corporation to pay the Mandatory Redemption Price in cash.

(iii)          Notwithstanding the foregoing, the Corporation may not pay the Mandatory Redemption Price by issuing Common Stock unless, from the date of the Mandatory Redemption Notice through and including the Mandatory Redemption Date, the Equity Conditions are satisfied (or waived in writing by the applicable Holder) with respect to such shares of Common Stock and all of the Underlying Shares then issuable upon conversion or exercise in full of all the outstanding Series B Preferred Stock and Warrants.

(iv)          In the event that the Corporation elects to pay all or one portion of the Mandatory Redemption Price in shares of Common Stock, the number of shares of Common Stock to be issued to each Holder on the Mandatory Redemption Date shall be (i) determined by dividing the total Mandatory Redemption Price then payable to such Holder by the issuance of Common Stock by the Redemption II Market Price as of the Mandatory Redemption Date, and rounding up to the nearest whole share, and (ii) paid to such Holder in accordance with Section 3(e) above.

10.           Triggering Events.

(a)           At any time or times following the occurrence of a Triggering Event and for 10 Trading Days following receipt of written notice to each Holder from the Corporation that the applicable Triggering Event is cured, each Holder shall have the option to elect, by notice to the Corporation (an “Event Notice”), to require the Corporation to repurchase all or any portion of (i) the Series B Preferred Stock then held by such Holder, at a price per share equal to the greater of (A) 115% of the Stated Value plus all accrued but unpaid dividends thereon through the date of payment, or (B) the product of (x) the Event Equity Value and (y) the Underlying Shares then issuable upon conversion of such Series B Preferred Stock (including such accrued but unpaid dividends thereon) (without regard to any limitation on conversion or issuance of such shares), and (ii) any Underlying Shares previously issued to such Holder upon conversion of Series B Preferred Stock and then beneficially owned by such Holder, at a price per share equal to the Event Equity Value of such Underlying Shares.  The aggregate amount payable pursuant to the preceding sentence is referred to as the “Event Price.”  The Corporation shall pay the aggregate Event Price to each Holder no later than the third Trading Day following the date of delivery of the Event Notice with respect to any cash payment and on the 20th Trading Day following the date of delivery of the Event Notice with respect to any payment in shares of Common Stock (the “Event Payment Date”), and upon receipt thereof such Holder shall deliver original certificates evidencing the shares of Series B Preferred Stock and Underlying Shares so repurchased to the Corporation (to the extent such certificates have been delivered to the Holder).

(b)           The Corporation, at its option, may pay the Event Price in Common Stock or cash or a combination thereof, provided that the Corporation shall have specified in writing to the Holders not later than two (2) Trading Days after receipt of the Event Notice the amount of each and the order of application for payment.  Failure to timely provide such written notice shall be deemed an election by the Corporation to pay the Event Price in cash.  In the event that the Corporation elects to pay all or any portion of the Event Price in shares of Common Stock, the number of shares of Common Stock to be issued to each Holder as payment of the Event Price shall be (i) determined by dividing the total Event Price payable to such Holder by the issuance of Common Stock by (x) with respect to an Event Price based on Stated Value, the Redemption II Market Price and (y) with respect to an Event Price based on Event Equity Value, the arithmetic average of the Volume Weighted Average Prices of Common Stock for the fifteen (15) consecutive Trading Days immediately prior to the applicable Event Payment Date (not including such date), as appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during such 15 Trading Day period, and in each case, rounding up to the nearest whole share, and (ii) paid to such Holder in accordance with Section 3(e) above.

(c)           Notwithstanding the foregoing, the Corporation may not pay the Event Price by issuing Common Stock unless, from the date of the Event Notice through and including the Event Payment Date, the Equity Conditions are satisfied (or waived in writing by the applicable Holder) with respect to such shares of Common Stock and all of the Underlying Shares then issuable upon conversion or exercise in full of all the outstanding Series B Preferred Stock and Warrants (without regard to any limitation on conversion or exercise, as applicable, or issuance of shares of Common Stock).

(d)           Upon the occurrence of any Bankruptcy Event, the Corporation shall immediately be obligated, without any further action by any Holder, to repurchase all outstanding shares of Series B Preferred Stock and all such Underlying Shares at the Event Price pursuant to the preceding paragraph as if each Holder had delivered an Event Notice immediately prior to the occurrence of such Bankruptcy Event.

11.           Voting Rights.  Except as otherwise provided herein or as required by applicable law, the Holders of the Series B Preferred Stock shall be entitled to vote on all matters on which holders of Common Stock are entitled to vote, including, without limitation, the election of directors.  For such purposes, each Holder shall be entitled to a number of votes in respect of the shares of Series B Preferred Stock owned by it equal to the number of shares of Common Stock into which such shares of Series B Preferred Stock are convertible as of the record date for the determination of stockholders entitled to vote on such matter, or if no record date is established, at the date such vote is taken or any written consent of stockholders is solicited.  Except as otherwise provided herein, in any relevant agreement or as required by applicable law, the holders of the Series B Preferred Stock and Common Stock, respectively, shall vote together as a single class on all matters submitted to a vote or consent of stockholders; provided that so long as any shares of Series B Preferred Stock are outstanding, the Corporation shall not, without the affirmative vote of the Holders of a majority of the shares of Series B Preferred Stock then outstanding, (a) alter or change adversely the powers, preferences or rights given to the Series B Preferred Stock or alter or amend this Certificate of Designation (whether by merger, reorganization, consolidation or otherwise), (b) authorize or create any class of stock ranking as to dividends, redemption or distribution of assets upon a Liquidation Event or Change of Control senior to or otherwise pari passu with the Series B Preferred Stock, (c) amend its certificate or articles of incorporation or other charter documents so as to affect adversely any rights of the Holders (whether by merger, reorganization, consolidation or otherwise), (d) increase the authorized number of shares of Series B Preferred Stock, (e) pay or declare any dividend or make any distribution on any Junior Securities, except pro rata stock dividends on the Common Stock payable in additional shares of Common Stock and dividends due and paid in the ordinary course on preferred stock of the Corporation, in each case only at such times as the Corporation is in compliance with its payment and other obligations hereunder, or (f) enter into any agreement with respect to the foregoing.

12.           Indebtedness.

So long as any shares of Series B Preferred Stock are outstanding:

(a)            The Corporation shall not, and the Corporation shall not permit any of its Subsidiaries to, directly or indirectly, incur or guarantee, assume or suffer to exist any Debt, other than Permitted Debt.

(b)           The Corporation shall not, and the Corporation shall not permit any of its Subsidiaries to, directly or indirectly, allow or suffer to exist any Lien, other than Permitted Liens or Liens incurred in connection with Permitted Debt (other than Permitted Subordinated Debt).

(c)           The Corporation shall not, and the Corporation shall not permit any of its Subsidiaries to, directly or indirectly, redeem, defease, repurchase, repay or make any payments in respect of, by the payment of cash or cash equivalents (in whole or in part, whether by way of open market purchases, tender offers, private transactions or otherwise), all or any portion of any Permitted Subordinated Debt, whether by way of payment in respect of principal of (or premium, if any) or interest on, such Debt if at the time such payment is due or is otherwise made or, after giving effect to such payment, an event constituting, or that with the passage of time and without being cured would constitute, a Triggering Event has occurred and is continuing.

13.           Charges, Taxes and Expenses.  Issuance of certificates for shares of Series B Preferred Stock and for Underlying Shares issued on conversion of (or otherwise in respect of) the Series B Preferred Stock shall be made without charge to the Holders for any issue or transfer tax, withholding tax, transfer agent fee or other incidental tax or expense in respect of the issuance of such certificates, all of which taxes and expenses shall be paid by the Corporation; provided, however, that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the registration of any certificates for Common Stock or Series B Preferred Stock in a name other than that of the Holder.  The Holder shall be responsible for all other tax liability that may arise as a result of holding or transferring the Series B Preferred Stock or receiving Underlying Shares in respect of the Series B Preferred Stock.

14.           Replacement Certificates.  If any certificate evidencing Series B Preferred Stock or Underlying Shares is mutilated, lost, stolen or destroyed, or a holder fails to deliver such certificate as may otherwise be provided herein the Corporation shall issue or cause to be issued in exchange and substitution for and upon cancellation hereof, or in lieu of and substitution for such certificate, a new certificate, but only upon receipt of evidence reasonably satisfactory to the Corporation of such loss, theft or destruction (in such case) and, in each case, customary and reasonable indemnity, if requested.  Applicants for a new certificate under such circumstances shall also comply with such other reasonable regulations and procedures and pay such other reasonable third-party costs as the Corporation may prescribe.

15.           Reservation of Underlying Shares.  The Corporation covenants that it shall at all times reserve and keep available out of the aggregate of its authorized but unissued and otherwise unreserved Common Stock, solely for the purpose of enabling it to issue Underlying Shares as required hereunder, the number of Underlying Shares which are then issuable and deliverable upon the conversion of (and otherwise in respect of) all outstanding Series B Preferred Stock (taking into account the adjustments of Section 15), free from preemptive rights or any other contingent purchase rights of persons other than the Holder.  The Corporation covenants that all Underlying Shares so issuable and deliverable shall, upon issuance in accordance with the terms hereof, be duly and validly authorized, issued and fully paid and nonassessable.  The Corporation covenants that it shall use its best efforts to satisfy each of the Equity Conditions.

16.           Certain Adjustments.  The Conversion Price is subject to adjustment from time to time as set forth in this Section 15.

(a)           Stock Dividends and Splits.  If the Corporation, at any time while Series B Preferred Stock is outstanding, (i) pays a stock dividend on its Common Stock or otherwise makes a distribution on any class of capital stock that is payable in shares of Common Stock (other than regular dividends on the Series B Preferred Stock), (ii) subdivides outstanding shares of Common Stock into a larger number of shares, or (iii) combines outstanding shares of Common Stock into a smaller number of shares, then in each such case the applicable Conversion Price for each series of Series B Preferred Stock shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event.  Any adjustment made pursuant to clause (i) of this paragraph shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution, and any adjustment pursuant to clause (ii) or (iii) of this paragraph shall become effective immediately after the effective date of such subdivision or combination.

(b)           Pro Rata Distributions.  If the Corporation, at any time while Series B Preferred Stock is outstanding, distributes to all holders of Common Stock (i) evidences of its indebtedness, (ii) any security (other than a distribution of Common Stock covered by the preceding paragraph), (iii) rights or warrants to subscribe for or purchase any security, or (iv) any other asset (in each case, “Distributed Property”), then in each such case the applicable Conversion Price for each series of Series B Preferred Stock in effect immediately prior to the record date fixed for determination of stockholders entitled to receive such distribution shall be adjusted (effective on such record date) to equal the product of such Exercise Price times a fraction of which the denominator shall be the average of the Closing Prices for the five Trading Days immediately prior to (but not including) such record date and of which the numerator shall be such average less the then fair market value of the Distributed Property distributed in respect of  one outstanding share of Common Stock, as determined by the Corporation’s independent certified public accountants that regularly examine the financial statements of the Corporation

(an “Appraiser”).  In such event, the Holder, after receipt of the determination by the Appraiser, shall have the right to select an additional appraiser (which shall be a nationally recognized accounting firm), in which case such fair market value shall be deemed to equal the average of the values determined by each of the Appraiser and such appraiser.  As an alternative to the foregoing adjustment to the applicable Conversion Price, at the request of any Holder delivered before the 90th day after the record date fixed for determination of stockholders entitled to receive such distribution, the Corporation will hold the Distributed Property in escrow and deliver to such Holder, the Distributed Property that such Holder would have been entitled to receive in respect of such number of Underlying Shares had the Holder been the record holder of such Underlying Shares immediately prior to such record date within 5 Trading Day following conversion of such Series B Preferred Stock.

(c)           Fundamental Transactions. If, at any time while Series B Preferred Stock is outstanding, (i) the Corporation effects any merger or consolidation of the Corporation with or into another Person, (ii) the Corporation effects any sale of all or substantially all of its assets in one or a series of related transactions, (iii) any tender offer or exchange offer (whether by the Corporation or another Person) is completed pursuant to which holders of Common Stock are permitted to tender or exchange their shares for other securities, cash or property, or (iv) the Corporation effects any reclassification of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property (other than as a result of a subdivision or combination of shares of Common Stock covered by Section 15(a) above) (in any such case, a “Fundamental Transaction”), then upon any subsequent conversion of Series B Preferred Stock, each Holder shall have the right to receive, for each Underlying Share that would have been issuable upon such conversion absent such Fundamental Transaction, the same kind and amount of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of one share of Common Stock (the “Alternate Consideration”).  The aggregate Conversion Price will not be affected by any such Fundamental Transaction, but the Corporation shall apportion such aggregate Conversion Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration.  If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then each Holder shall be given the same choice as to the Alternate Consideration it receives upon any conversion of Series B Preferred Stock following such Fundamental Transaction.  To the extent necessary to effectuate the foregoing provisions, any successor to the Corporation or surviving entity in such Fundamental Transaction shall issue to the Holder a new series of preferred stock consistent with the foregoing provisions and evidencing the Holders’ right to convert such preferred stock into Alternate Consideration.  The terms of any agreement pursuant to which a Fundamental Transaction is effected shall include terms requiring any such successor or surviving entity to comply with the provisions of this paragraph (c) and insuring that the Series B Preferred Stock (or any such replacement security) will be similarly adjusted upon any subsequent transaction analogous to a Fundamental Transaction.

(d)           Calculations.  All calculations under this Section 15 shall be made to the nearest cent or the nearest 1/100th of a share, as applicable.  The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Corporation, and the disposition of any such shares shall be considered an issue or sale of Common Stock.

(e)           Notice of Adjustments.  Upon the occurrence of each adjustment pursuant to this Section 15, the Corporation at its expense will promptly compute such adjustment in accordance with the terms hereof and prepare a certificate describing in reasonable detail such adjustment and the transactions giving rise thereto, including all facts upon which such adjustment is based.  Upon written request, the Corporation will promptly deliver a copy of each such certificate to each Holder and to the Corporation’s Transfer Agent.

(f)            Notice of Corporate Events.  If the Corporation (i) declares a dividend or any other distribution of cash, securities or other property in respect of its Common Stock, including without limitation any granting of rights or warrants to subscribe for or purchase any capital stock of the Corporation or any Subsidiary, (ii) authorizes or approves, enters into any agreement contemplating or solicits stockholder approval for any Fundamental Transaction or (iii) authorizes the voluntary dissolution, liquidation or winding up of the affairs of the Corporation, then the Corporation shall deliver to each Holder a notice describing the material terms and conditions of such transaction, at least 20 calendar days prior to the applicable record or effective date on which a Person would need to hold Common Stock in order to participate in or vote with respect to such transaction, and the Corporation will take all steps reasonably necessary in order to insure that each Holder is given the practical opportunity to convert its Series B Preferred Stock prior to such time so as to participate in or vote with respect to such transaction; provided, however, that the failure to deliver such notice or any defect therein shall not affect the validity of the corporate action required to be described in such notice.

17.           Change of Control.

(a)           Reorganization, Reclassification, Consolidation, Merger or Sale. Any recapitalization, reorganization, reclassification, consolidation, merger, sale of all or substantially all of the Corporation’s assets to another Person or other transaction which is effected in such a way that holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock is referred to herein as “Organic Change.”  As long as any share of Series B Preferred Stock is outstanding, prior to the consummation of any (i) sale of all or substantially all of the Corporation’s assets to an acquiring Person or (ii) other Organic Change following which the Corporation is not a surviving entity, the Corporation will secure from the Person purchasing such assets or the successor resulting from such Organic Change (in each case, the “Acquiring Entity”) a written agreement (in form and substance reasonably satisfactory to the Holders of at least a majority of the Series B Preferred Stock then outstanding) to deliver to each Holder of Series B Preferred Stock in exchange for such shares, a security of the Acquiring Entity evidenced by a written instrument substantially similar in form and substance to the Series B Preferred Stock (including, without limitation, having a stated value and liquidation preference equal to the Stated Value and the Series B Stock Liquidation Preference held by such Holder) and reasonably satisfactory to the Holders of at least a majority of the Series B Preferred Stock then outstanding.  Prior to the consummation of any other Organic Change, the Corporation shall make appropriate provision (in form and substance reasonably satisfactory to the Holders of at least a majority of the Series B Preferred Stock then outstanding) to insure that each of the

Holders of the Series B Preferred Stock will thereafter have the right to acquire and receive in lieu of or in addition to (as the case may be) the shares of Common Stock immediately theretofore acquirable and receivable upon the conversion of such Holder’s Series B Preferred Stock such shares of stock, securities or assets that would have been issued or payable in such Organic Change with respect to or in exchange for the number of shares of Common Stock which would have been acquirable and receivable upon the conversion of such Holder’s Series B Preferred Stock as of the date of such Organic Change (without taking into account any limitations or restrictions on the convertibility of the Series B Preferred Stock).

(b)           Optional Redemption Upon Change of Control.  In addition to the rights of the Holders of Series B Preferred Stock under Section 17(a), upon a Change of Control of the Corporation each Holder of Series B Preferred Stock shall have the right, at such Holder’s option, to require the Corporation to redeem all or a portion of such Holder’s Series B Preferred Stock at a price per Series B Preferred Stock equal to the greater of (A) 115% of the Stated Value plus all accrued but unpaid dividends thereon through the date of payment, or (B) the product of (x) 115% of the Event Equity Value and (y) the Underlying Shares issuable upon conversion of such Series B Preferred Stock (including such accrued but unpaid dividends thereon)(without taking into account any limitations or restrictions on the convertibility of the Series B Preferred Stock) (the “Change of Control Redemption Price”).  No sooner than 60 days nor later than ten (10) days prior to the consummation of a Change of Control, but not prior to the public announcement of such Change of Control, the Corporation shall deliver written notice thereof via facsimile and overnight courier (a “Notice of Change of Control”) to each Holder of Series B Preferred Stock.  At any time during the period beginning after receipt of a Notice of Change of Control (or, in the event a Notice of Change of Control is not delivered at least ten (10) days prior to a Change of Control, at any time on or after the date which is ten (10) days prior to a Change of Control) and ending two Business Days prior to the date of such Change of Control, any Holder of the Series B Preferred Stock then outstanding may require the Corporation to redeem all or a portion of the Holder’s Series B Preferred Stock then outstanding by delivering written notice thereof via facsimile and overnight courier (a “Notice of Redemption Upon Change of Control”) to the Corporation, which Notice of Redemption Upon Change of Control shall indicate (i) the number of Series B Preferred Stock that such Holder is submitting for redemption, and (ii) the applicable Change of Control Redemption Price, as calculated pursuant to this Section 17(b).  Upon the Corporation’s receipt of a Notice(s) of Redemption Upon Change of Control from any Holder of Series B Preferred Stock, the Corporation shall promptly, but in no event later than two (2) Trading Days following such receipt, notify each Holder of Series B Preferred Stock by facsimile of the Corporation’s receipt of such Notice(s) of Redemption Upon Change of Control.  The Corporation shall deliver the applicable Change of Control Redemption Price simultaneously with, and only upon, the consummation of the Change of Control (such date, the “Change of Control Payment Date”).  Payments provided for in this Section 17(b) shall have priority to payments to other stockholders in connection with a Change of Control.

(c)           The Corporation, at its option, can pay the Change of Control Redemption Price in shares of Common Stock or cash or a combination thereof, provided that the Corporation shall have specified in writing to all Holders within two (2) Trading Days of its receipt of the Notice of Redemption Upon a Change of Control the amount of each and the order of application for payment.  Failure to timely provide such written notice shall be deemed an election by the Corporation to pay the Event Price in cash.  In the event that the Corporation elects to pay all or any portion of the Change of Control Redemption Price in shares of Common Stock, the number of shares of Common Stock to be issued to each Holder as payment of the Change of Control Redemption Price shall be (i) determined by dividing the total Change of Control Redemption Price payable to such Holder by the issuance of Common Stock by (x) with respect to a Change of Control Redemption Price based on Stated Value, the Redemption II Market Price and (y) with respect to a Change of Control Redemption Price based on Event Equity Value, the arithmetic average of the Volume Weighted Average Prices of Common Stock for the fifteen (15) consecutive Trading Days immediately prior to the applicable Change of Control Payment Date (not including such date), as appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during such 15 Trading Day period, and in each case, rounding up to the nearest whole share, and (ii) paid to such Holder in accordance with Section 3(e) above.  Such shares shall be issued to such Holder in the same manner as dividend payment shares are issued pursuant to Section 3(e) above.

(d)           Notwithstanding the foregoing, the Corporation may not pay the Change of Control Redemption Price by issuing Common Stock unless (i) from the date of the Notice of Change of Control through and including the Change of Control Payment Date, the Equity Conditions are satisfied (or waived in writing by the applicable Holder) with respect to such shares of Common Stock and all of the Underlying Shares then issuable upon conversion or exercise in full of all the outstanding Series B Preferred Stock and Warrants (without regard to any limitation on conversion or exercise, as applicable, or issuance of shares of Common Stock) and (ii) the Holders shall have been provided not less than 25 Trading Days prior written notice of  the Change of Control Payment Date.

18.           Limitation on Conversion.

(a)           Notwithstanding anything to the contrary contained herein, the number of shares of Common Stock that may be acquired by any Holder upon any conversion of Series B Preferred Stock (or otherwise in respect of the Series B Preferred Stock) shall be limited to the extent necessary to insure that, following such conversion (or other issuance), the total number of shares of Common Stock then beneficially owned by such Holder and its Affiliates and any other Persons whose beneficial ownership of Common Stock would be aggregated with the Holder’s for purposes of Section 13(d) of the Exchange Act, does not exceed 4.999% (the “Maximum Percentage”) of the total number of issued and outstanding shares of Common Stock (including for such purpose the shares of Common Stock issuable upon such conversion).  Each delivery of a Conversion Notice by a Holder will constitute a representation by such Holder that it has evaluated the limitation set forth in this paragraph and determined that issuance of the full number of Underlying Shares requested in such Conversion Notice is permitted under this paragraph.  For such purposes, beneficial ownership shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder.  By written notice to the Corporation, any Holder may waive the provisions of this Section or increase or decrease the Maximum Percentage to any other percentage specified in such notice, but (i) any such waiver or increase will not be effective until the 61st day after such notice is delivered to the Corporation, and (ii) any such waiver or increase or decrease will apply only to such Holder and not to any other Holder.

(b)           Notwithstanding anything to the contrary contained herein, the number of shares of Common Stock that may be acquired by any Holder upon any conversion of Series B Preferred Stock (or otherwise in respect of the Series B Preferred Stock) shall be limited to the extent necessary to insure that, following such conversion (or other issuance), the total number of shares of Common Stock then beneficially owned by such Holder and its Affiliates and any other Persons whose beneficial ownership of Common Stock would be aggregated with the Holder’s for purposes of Section 13(d) of the Exchange Act, does not exceed 9.999% of the total number of issued and outstanding shares of Common Stock (including for such purpose the shares of Common Stock issuable upon such conversion).  Each delivery of a Conversion Notice by a Holder will constitute a representation by such Holder that it has evaluated the limitation set forth in this paragraph and determined that issuance of the full number of Underlying Shares requested in such Conversion Notice is permitted under this paragraph.  For such purposes, beneficial ownership shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder.

19.           Fractional Shares.  The Corporation shall not be required to issue or cause to be issued fractional Underlying Shares on conversion of Series B Preferred Stock.  If any fraction of an Underlying Share would, except for the provisions of this Section, be issuable upon conversion of Series B Preferred Stock, the number of Underlying Shares to be issued will be rounded up to the nearest whole share.

20.           Notices.  Any and all notices or other communications or deliveries hereunder (including without limitation any Conversion Notice) shall be in writing and shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section prior to 6:30 p.m. (New York City time) on a Trading Day, (ii) the next Trading Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section on a day that is not a Trading Day or later than 6:30 p.m. (New York City time) on any Trading Day, (iii) the Trading Day following the date of mailing, if sent by nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.  The addresses for such communications shall be: (i) if to the Corporation, to 6166 Nancy Ridge Drive, San Diego, CA 92121, facsimile: (858) 677-0065, attention General Counsel, or (ii) if to a Holder, to the address or facsimile number appearing on the Corporation’s stockholder records or such other address or facsimile number as such Holder may provide to the Corporation in accordance with this Section.

21.           Miscellaneous.

(a)           The headings herein are for convenience only, do not constitute a part of this Certificate of Designations and shall not be deemed to limit or affect any of the provisions hereof.

(b)           No provision of this Certificate of Designations may be amended, except in a written instrument signed by the Corporation and Holders of at least 51% of the shares of Series B Preferred Stock then outstanding.

(c)           To the extent not otherwise provided herein, in the event of any stock split, subdivision, dividend or distribution payable in Common Shares (or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly Common Shares), combination or other similar recapitalization or event occurring after the date hereof, each reference in this Certificate of Designations to a number of shares or a price per share shall be amended to appropriately account for such event.

(d)           Any of the rights of the Holders of Series B Preferred Stock set forth herein, including any Equity Conditions, Triggering Events or any other similar conditions for the Holders’ benefit, may be waived by the affirmative vote of Holders of at least 51% of the shares of Series B Preferred Stock then outstanding.  No waiver of any default with respect to any provision, condition or requirement of this Certificate of Designations shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right.

IN WITNESS WHEREOF, Arena Pharmaceuticals, Inc. has caused this Certificate of Designations to be duly executed as of this 24th day of December, 2003.

ARENA PHARMACEUTICALS, INC.

By:	/s/ Jack Lief
Name:	Jack Lief
Title:	President and Chief Executive Officer

EXHIBIT A

ADDITIONAL DEFINITIONS

“Additional Unit” means, collectively, (i) one share of Series B-2 Preferred Stock and (ii) a Warrant to acquire up to 391.304 shares of Common Stock, with respect to each Additional Unit issuable upon exercise of the Unit Warrants.

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 144 under the Securities Act.  With respect to a Purchaser, any investment fund or managed account that is managed on a discretionary basis by the same investment manager as such Purchaser will be deemed to be an Affiliate of such Purchaser.  With respect to the Company, “Affiliate” shall not include any BVF Entity and their Affiliates, including Mark N. Lampert, and Associates (as defined in Rule 12b-2 of the General Rules and Regulations promulgated under the Exchange Act).

“Bankruptcy Event” means any of the following events: (a) the Company or a Subsidiary of the Company commences a case or other proceeding under any bankruptcy, reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction relating to the Company or any Subsidiary thereof; (b) there is commenced against the Company or any Subsidiary any such case or proceeding that is not dismissed within 60 days after commencement; (c) the Company or any Subsidiary is adjudicated insolvent or bankrupt or any order of relief or other order approving any such case or proceeding is entered; (d) the Company or any Subsidiary suffers any appointment of any custodian or the like for it or any substantial part of its property that is not discharged or stayed within 60 days; (e) the Company or any Subsidiary makes a general assignment for the benefit of creditors; (f) the Company or any Subsidiary fails to pay, or states that it is unable to pay or is unable to pay, its debts generally as they become due; (g) the Company or any Subsidiary calls a meeting of its creditors with a view to arranging a composition, adjustment or restructuring of its debts; or (h) the Company or any Subsidiary, by any act or failure to act, expressly indicates its consent to, approval of or acquiescence in any of the foregoing or takes any corporate or other action for the purpose of effecting any of the foregoing.

“Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in the City of New York or San Diego, California are authorized or required by law to remain closed.

“Change of Control” means the occurrence of any of the following in one or a series of related transactions: (i) an acquisition after the date of the Purchase Agreement by an individual or legal entity or “group” (as described in Rule 13d-5(b)(1) under the Exchange Act) of more than one-half of the voting rights or voting equity interests in the Company; (ii) a replacement of more than one-half of the members of the Company’s board of directors that is not approved by those individuals who are members of the board of directors on the date of the Purchase

Agreement (or other directors previously approved by such individuals); (iii) a merger or consolidation of the Company or any Subsidiary or a sale of all or substantially all of the assets of the Company in one or a series of related transactions, unless following such transaction or series of transactions, the holders of the Company’s securities prior to the first such transaction continue to hold at least half of the voting rights or voting equity interests in of the surviving entity or acquirer of such assets; (iv) a recapitalization, reorganization or other transaction involving the Company or any Subsidiary that constitutes or results in a transfer of more than one-half of the voting rights or voting equity interests in the Company; (v) consummation of a “Rule 13e-3 transaction” as defined in Rule 13e-3 under the Exchange Act with respect to the Company; or (vi) the execution by the Company of an agreement providing for or reasonably likely to result in any of the foregoing events..

“Closing” has the meaning specified in Section 2.2 of the Purchase Agreement.

“Closing Date” has the meaning specified in Section 2.2 of the Purchase Agreement.

“Closing Price” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on an Eligible Market or any other national securities exchange, the closing bid price per share of the Common Stock for such date (or the nearest preceding date) on the primary Eligible Market or exchange on which the Common Stock is then listed or quoted; (b) if prices for the Common Stock are then quoted on the OTC Bulletin Board, the closing bid price per share of the Common Stock for such date (or the nearest preceding date) so quoted; (c) if prices for the Common Stock are then reported in the “Pink Sheets” published by the Pink Sheets LLC (or a similar organization or agency succeeding to its functions of reporting prices), the most recent closing bid price per share of the Common Stock so reported; or (d) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith jointly by Purchasers holding a majority of the Securities and the Company, the cost of which shall be paid by the Company.

“Common Stock” means the common stock of the Company, par value $0.0001 per share, and any securities into which such common stock may hereafter be reclassified.

“Common Stock Equivalents” shall mean, collectively, Options and Convertible Securities.

“Company Counsel” means Milbank, Tweed, Hadley & McCloy LLP, special counsel to the Company.

“Debt” means, with respect to the Company and its Subsidiaries at any date and without duplication, any of the following:  (i) all Debt for Money Borrowed; (ii) all obligations to pay the deferred purchase price of property or services of any such Person, except trade payables and obligations to employees, officers or directors, in each case arising in the ordinary course of business; (iii) all obligations of any such Person secured by a Lien on any asset of the Company and its Subsidiaries, other than Permitted Liens; (iv) all Contingent Obligations of any such Person; (v) obligations in the form of earn-out obligations to be paid in cash; (vi) all obligations of any such Person under Capital Leases; (vi) all obligations incurred by any such Person pursuant to Hedging Agreements; (vii) any synthetic lease or other lease obligations of such

Person; (viii) any obligations of such Person in respect of off-balance-sheet agreements or transactions that are in the nature of, or in substitution of, financings; (ix) any other item that would be required to be classified as a liability in an audited financial statement under GAAP (other than deferred revenue and other than judgments subject to appeal and bonded), and (x) any indebtedness or other obligations of any other Person of the type specified in any of the foregoing classes, the payment or collection of which such Person has guaranteed or in respect of which such Person is liable, contingently or otherwise, including liable by way of agreement to purchase products or securities, to provide funds for payment, to maintain working capital or other balance sheet conditions or otherwise to assure a creditor against loss.

“Event Equity Value” means the arithmetic average of the Closing Prices for the five Trading Days preceding either (a) the date of delivery of the notice requiring payment of the Event Equity Value, or (b) the date on which such required payment (together with any other payments, expenses and liquidated damages then due and payable under the Transaction Documents) is paid in full, whichever is greater.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

 “Lien” means any lien, mortgage, pledge, charge, claim, security interest, encumbrance, right of first refusal or other restriction upon or in any property or assets (including accounts and contract rights).

“Person” means any individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Permitted Debt” means (i) any Permitted Subordinated Debt, (ii) Capital Leases and leases relating to real and personal property incurred in the ordinary course of business and on an arm’s-length basis and letters of credit relating to such leases and associated deferred rent and balance sheet liabilities, (iii) sale and leaseback transactions relating to real property and associated balance sheet liabilities, and (iv) Debt (other than any Debt for Money Borrowed and Debt referred to in clauses (i) through (iii) above) in an amount (x) from the date of the Purchase Agreement through and including the two year anniversary of the Purchase Agreement, not exceeding $10 million in the aggregate at any one time outstanding, and (y) following the two year anniversary of the Purchase Agreement, not exceeding $25 million in the aggregate at any one time outstanding.

“Permitted Liens” means (i) any Lien for taxes not yet due or delinquent or being contested in good faith by appropriate proceedings, (ii) any materialmans, mechanics or similar statutory Lien arising in the ordinary course of business by operation of law with respect to Debt that is not yet due or delinquent and (iii) any minor imperfection of title or similar Lien which individually or in the aggregate with other such Liens does not materially impair the value of the property subject to such Lien or the use of such property in the conduct of the business.

“Permitted Subordinated Debt” means Debt that (x) is made expressly subordinate to the Series B Preferred Stock in right of payment, whether with respect to dividends or upon liquidation or dissolution, or otherwise, on terms satisfactory to the holders of a majority of the shares of Series B Preferred Stock then outstanding  and (y) does not provide at any time for the payment, prepayment, repayment, repurchase or defeasance, directly or indirectly, of any principal or premium, if any, thereon until at least 91 days after the Mandatory Redemption Date (as defined in the Certificate of Designations).

“Registration Rights Agreement” means the Registration Rights Agreement, dated as of the date of the Purchase Agreement, among the Company and the Purchasers, in the form of Exhibit B to the Purchase Agreement.

“Securities” means the Shares, the Warrants, the Unit Warrants and the Underlying Shares issued or issuable to the Purchasers pursuant to the Transaction Documents.

“Securities Act” means the Securities Act of 1933, as amended.

“Series B Preferred Stock” means, collectively, the Series B-1 Preferred Stock and the Series B-2 Preferred Stock.

“Series B-1 Preferred Stock” means the Series B-1 Convertible Preferred Stock, par value $0.0001, of the Company, which are convertible into shares of Common Stock.

“Series B-2 Preferred Stock” means the Series B-2 Convertible Preferred Stock, par value $0.0001, of the Company, which are convertible into shares of Common Stock

“Shares” means (i) an aggregate of 3,500 shares of Series B-1 Preferred Stock which are being purchased by the Purchasers pursuant to the Purchase Agreement, and (ii) an aggregate of 1,150 shares of Series B-2 Preferred Stock, which may be purchased by the Purchasers upon exercise of  the Unit Warrants.

“Subsidiary” means any significant subsidiary of the Company as defined in Rule 1-02(w) of Regulation S-X promulgated by the Commission.

“Trading Day” means (a) any day on which the Common Stock is listed or quoted, and traded, on its primary Trading Market, or (b) if the Common Stock is not then listed or quoted, and traded, on any Eligible Market, then any Business Day.

“Trading Market” means the NASDAQ National Market or any other national securities exchange, market or trading or quotation facility on which the Common Stock is then listed or quoted.

“Transaction Documents” means the Purchase Agreement, the Registration Rights Agreement, the Unit Warrants, the Warrants, the Certificate of Designations, the Transfer Agent Instructions and any other documents or agreements executed or delivered in connection with the transactions contemplated under the Purchase Agreement and thereunder.

“Triggering Event” means any of the following events: (a) immediately prior to any Bankruptcy Event; (b) the Company fails for any reason to deliver a certificate evidencing any Securities to a Purchaser within ten consecutive Trading Days after delivery of such certificate is required pursuant to any Transaction Document or the exercise or conversion rights of the

Holders pursuant to the Transaction Documents are otherwise suspended for any reason except as in accordance with Section 18 of the Certificate of Designations or Section 11 of the Warrant; (c) any Event (as defined in the Registration Rights Agreement) occurs and remains uncured for 60 days; (d) the Company fails to make any cash payment required under the Transaction Documents and such failure is not cured within five Trading Days after notice of such default is first given to the Company by a Purchaser; (e) the issuance of a Going Concern Opinion which is not cured within 90 days; (f) the Company breaches Section 4.15 or 4.16 of the Purchase Agreement; provided, that with respect to Debt that the Company does not have any knowledge of or could not have any knowledge of (after due inquiry), within 30 days following the Company obtaining knowledge of such Debt; or (g) the Company defaults in the timely performance of any other obligation under the Transaction Documents and such default continues uncured for a period of 20 days after the date on which notice of such default is first given to the Company by a Purchaser (it being understood that no prior notice need be given in the case of a default that cannot reasonably be cured within 20 days).

“Underlying Shares” means the shares of Common Stock issuable upon conversion of the Shares and upon exercise of the Warrants (including the Warrants issuable upon exercise of the Unit Warrants and Exchange Warrants (as defined in the Unit Warrant)) and in satisfaction of any other obligation of the Company to issue shares of Common Stock pursuant to the Transaction Documents.

 “Volume Weighted Average Price” means, with respect to any particular Trading Day or for any particular period, the volume weighted average trading price per share of Common Stock on such Trading Day or for such period on an Eligible Market as reported by Bloomberg, L.P., or any successor performing similar functions.

“Warrants” means the Common Stock purchase warrants, in the form of Exhibit C to the Purchase Agreement, including any Exchange Warrants (as defined in the Warrants).

EXHIBIT B

FORM OF CONVERSION NOTICE

(To be executed by the registered Holder
in order to convert shares of Series B Preferred Stock)

The undersigned hereby elects to convert the number of shares of Series B Convertible Preferred Stock indicated below into shares of common stock, par value $0.0001 per share (the “Common Stock”), of Arena Pharmaceuticals, Inc., a Delaware corporation (the “Corporation”), according to the conditions hereof, as of the date written below.

Date to Effect Conversion

Number of shares of Series B Preferred Stock owned prior to Conversion

Number of shares of Series B Preferred Stock to be Converted

Stated Value of shares of Series B Preferred Stock to be Converted (including                            of dividends added under Section  3(b) of the Certificate of Designations and           added under Section 2(d) of the Registration Rights Agreement)

Number of shares of Common Stock to be Issued

Applicable Conversion Price

Number of shares of Series B Preferred Stock subsequent to Conversion

Name of Holder
By:
Name:
Title: